Elizabeth Arden, Inc.
14100 N.W. 60th Avenue
Miami Lakes, Florida 33014

Re: __________ Grant of Stock Options

Dear Director:

Elizabeth Arden, Inc. (the "Company") is pleased to make the following award to you as described below:

1.         Pursuant to the provisions of the Elizabeth Arden, Inc. 2004 Non-Employee Director Stock Option Plan, as it may be amended, modified and supplemented (the "Plan"), the Company hereby grants to you as of ____________ (the "Award Date"), subject to the terms and conditions of the Plan and subject further to the terms and conditions herein set forth, an option to purchase _______ shares of common stock, par value $.01 per share, of the Company (the "Common Stock") at an exercise price listed in the Certificate (the "Options"). The term "Certificate" means the Internet web page of the Company's Plan administrator that lists the details of this award or such other web page of the Company's Plan administrator pursuant to which you have been informed of this award and have been given the opportunity to accept or reject this award. The Certificate is incorporated herein by reference.

2.         It is understood and agreed that the award evidenced by this agreement (the "Agreement") is subject to the following terms and conditions:

(a)         Your acceptance of the terms and conditions of this Agreement, as evidenced by your execution of this Agreement or acceptance of this award in accordance with the procedures set forth on the Internet web site of the Company's plan administrator.

(b)         Subject to the provisions of the Plan, the Options shall vest and become nonforfeitable on the third anniversary of the Award Date if you have continued to serve as a Director until that date.

(c)         The expiration date of the Options shall be 10 years from the Award Date, subject to earlier termination as provided for in Section 2(b) of the Agreement.

(d)         If your directorship terminates for any reason other than death, permanent and total disability (as defined in Section 22(e)(3) of the Code) or retirement from Board service in good standing after age 70, you shall be entitled to exercise any Options which are then exercisable only within the twelve-month period after the date you cease to serve as a Director. Any Options that are not exercised within such twelve-month period shall be null and void. If your directorship terminates by reason of your death, permanent and total disability or retirement from Board service in good standing after age 70, the Options or any portion thereof which were not exercisable on the date of termination or retirement shall be accelerated and become immediately exercisable, and the period to exercise such Options shall be twelve months, subject to the earlier expiration as provided for in the Plan.

(e)         Notwithstanding the foregoing provisions of this Section 2, if there is a Change in Control (as defined in the Plan) of the Company, the Options shall become fully exercisable and vested, subject only to legal restrictions on the issuance of the Common Stock set forth in the Plan.

3.         Exercise of Options.  The Options may be exercised as provided for in this Agreement and the Plan.

4.         No later than the date on which you exercise all or a portion of your Options, you shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, all federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld by the Company with respect to such exercise. The obligations of the Company under this Agreement shall be conditioned on compliance by you with this paragraph, and the Company shall, unless provision for payment of tax withholding is otherwise made or directed by you and to the extent permitted by law, have the right to deduct any such taxes from any other sums due or to become due from the Company, including from the proceeds from the sale of the shares of Common Stock required to satisfy the withholding requirement. Notwithstanding anything to the contrary contained herein, you shall be responsible for the payment of all taxes required to be paid in connection with the exercise of the Options.

5.         Nothing in the Plan or this Agreement will restrict or limit in any way the right of the Board of Directors of the Company to issue or sell stock of the Company (or securities convertible into stock of the Company) on such terms and conditions as it deems to be in the best interests of the Company, including, without limitation, stock and securities issued or sold in connection with mergers and acquisitions, stock issued or sold in connection with any stock option or similar plan, and stock issued or contributed to any qualified stock bonus or employee stock ownership plan.

6.         You hereby agree to be bound by all of the terms and provisions of the Plan, a copy of which is available upon your request.

7.          No Option granted hereunder to you shall be transferable by you otherwise than by will, or by the laws of descent and distribution, and such Option shall be exercisable, during your lifetime, only by you.

8.          Nothing contained in the Plan or in this Agreement, nor any action taken by the Board, shall confer upon you any right with respect to continuation of your service as a Director of the Company or a Subsidiary nor interfere in any way with the right of the Company or a Subsidiary to terminate your directorship at any time with or without cause.

9.          As a condition of the Company's obligation to issue the Common Stock upon exercise of the Options, if requested by the Board, you shall, concurrently with the delivery of the stock certificate representing the Common Stock so purchased, give such written assurances to the Company, in the form and substance that its counsel reasonably requests, to the effect that you are acquiring the Common Stock for investment and without any present intention of reselling or redistributing the same in violation of any applicable law, and the Company shall have the right to endorse the certificate representing the Common Stock with an appropriate restrictive legend as to compliance with such law. In the event that the Company elects to register the Common Stock under the Securities Act of 1933, as amended, and any applicable state laws, the issuance of such Common Stock shall not be subject to the restrictions contained in this paragraph.

10.          This Agreement may be executed in counterparts, in writing or via the Company's designated online procedure, each of which taken together shall constitute one and the same instrument.

11.          This Agreement shall be binding upon and inure to the benefit of all successors of the Company. This Agreement may not be amended without the express written consent of both parties hereto, which consent may be evidenced in writing or pursuant to the Company's designated online procedure.

12.          This Agreement, which constitutes the entire agreement of the parties with respect to the Options, shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida without regard to principles of conflicts of law. In the event of any conflict between this Agreement, the Plan or the Certificate, this Agreement shall control. In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Board has the power, among others, to (i) interpret the Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Plan, and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan.
Elizabeth Arden, Inc.

By:

Its:

(Printed Name)